Exhibit No. EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Independent registered public accounting firm,” “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 27, 2009 in this Registration Statement (Form N-1A Nos. 33-47287 and 811-6637) of The UBS Funds.

ERNST & YOUNG LLP

New York, New York

October 27, 2009